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June 30, 2006

Western Asset Funds, Inc.

100 Light Street

Baltimore, Maryland 21202

Re:	Western Asset Absolute Return Portfolio of Western Asset Funds, Inc.

(Registration No. 33-34929)

Ladies and Gentlemen:

We have acted as Maryland counsel to Western Asset Funds, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of shares in the Company’s Absolute Return Portfolio, par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended.

As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):

(i) The N-1A Registration Statement (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”); and

(ii) The prospectus contained in the Registration Statement (the “Prospectus”).

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(iii) a Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland dated June 26, 2006;

(iv) a certified copy of the charter of the Company dated May 16,1990, as amended on May 29, 1998, May 31, 2001, May 20, 2002, and July 30, 2003 (the “Charter”);

(v) certified copies of Articles Supplementary of the Company recorded on November 14, 1991, Articles Supplementary of the Company recorded on March 29, 1994, Articles

Lockwood Place • 500 East Pratt Street • Baltimore, MD 21202-3171 Phone: (410) 332-8600 • Fax: (410) 332-8862
BALTIMORE CHESTERBROOK HARRISBURG NEWARK PHILADELPHIA PRINCETON WASHINGTON WILMINGTON
A DELAWARE LIMITED LIABILITY PARTNERSHIP

Western Asset Funds, Inc.

June 30, 2006

Supplementary of the Company recorded on March 1, 1996, Articles Supplementary of the Company recorded on March 17, 2000, Articles Supplementary of the Company recorded on June 20, 2000, Articles Supplementary of the Company recorded on September 24, 2003, Articles Supplementary of the Company recorded on October 14, 2004, Articles Supplementary of the Company recorded on March 15, 2005 and Articles Supplementary of the Company recorded on June 29, 2006 (the “Articles Supplementary”);

(vi) a certified copy of the Bylaws of the Company (the “Bylaws”);

(vii) resolutions adopted by the Board of Directors of the Company dated May 9, 2006;

(viii) a Certificate of the Secretary of the Company as to the authenticity of the Charter and Bylaws of the Company, the resolutions of the Company’s Board of Directors approving the filing of the Registration Statement and authorizing the issuance of the Shares, and other matters that we have deemed necessary and appropriate; and

(ix) such other documents as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(b) the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(c) that all persons executing documents on behalf of any party (other than the Company) are duly authorized;

(d) there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of Shares;

(e) that at the time of delivery of the Shares, all contemplated additional actions shall have been taken and the authorization of the Shares will not have been modified or rescinded;

(f) that the issuance and delivery of the Shares, and the compliance by the Company with the terms of the Shares, will not violate any then applicable law or result in a violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;

Western Asset Funds, Inc.

June 30, 2006

(g) that the consideration received or proposed to be received for the issuance and sale of any Shares of the Company as contemplated by each of the Registration Statement and the Prospectus is not less than the par value per share; and

(h) that the aggregate number of shares of the Company which would be outstanding after the issuance of any Shares, and any other contemporaneously issued or reserved shares, together with the number of shares then previously issued and outstanding and the number of shares then previously reserved for issuance upon the conversion or exchange of other securities issued by the Company, does not exceed the number of then-authorized shares of the Company.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of Lisa G. Mrozek, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland.

2. The Shares have been duly authorized and, when issued and delivered against payment of the consideration in the manner described in the Documents, will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the opinions set forth are also subject to the following general qualifications:

(i) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(ii) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii) We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.

The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the Documents. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

Western Asset Funds, Inc.

June 30, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

SAUL EWING LLP